Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Announces Record Sales of $15.3 Million and Record Net Income of $1.1 Million for Fiscal Year 2020 and Provides First Quarter FY2021 Sales Guidance and FY2021 Outlook

Record Yearend Backlog of $3.5 Million for Fiscal Year 2020

•	Strong demand in leading markets drove a sales increase of 32.3% over fiscal 2019 to $15.3 million with gross margin of 48%, a 240 basis point improvement; For the fourth quarter, sales were up 88% over the prior-year period with gross margin of 48%, a 280 basis point improvement.
•	Higher net sales were driven by demand for highly customized ultrasonic coating systems in the electronics/microelectronics market, as well as increased sales in the medical market for stent coating machines. The continued product line expansion towards more complex higher value machinery, at higher prices, was a major factor in this growth.
•	Achieved record yearend backlog of $3.5 million, up 16% over the prior year from continued strong demand in the microelectronics/electronics, specialty glass, and medical markets.
•	First quarter of fiscal 2021 sales growth is expected to increase approximately 21% from the prior year period with measurable conversion of sales to operating income and earnings.

MILTON, N.Y., May 29, 2020 – Sono-Tek Corporation (OTCQX: SOTK) the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fourth quarter and fiscal year ended February 29, 2020 (“fiscal 2020”).

Dr. Christopher L. Coccio, Chairman and CEO of Sono-Tek, commented, “During fiscal 2020, our strategy to expand the addressable market for our unique ultrasonic coating technology continued to gain traction, reflecting our ongoing development of new, complex solutions for the Alternative Energy, Microelectronics and Medical markets. These more complex solutions address high value applications for our customers and provide economically compelling alternatives to traditional coating technologies. We focused our sales and marketing resources on these targeted opportunities and, combined with strong market conditions, generated a sales increase of 32.3% to $15.3 million for the fiscal year.”

“The strong sales growth and 240 basis point improvement in gross margin increased our operating leverage and drove a nearly seven fold increase in net income to a record $1.1 million for the year. We achieved this even as we continued to invest in advancing our technologies through new product development and adding to our experienced staff of application engineers to further fuel growth.”

“Our strong pipeline of opportunities gained momentum as well. This momentum, combined with our record yearend backlog of $3.5 million, would normally provide us with confidence in our expectations for significant revenue growth in fiscal 2021. However, COVID-19 broke out just as we began our new fiscal year in March 2020, making the full year’s revenue more challenging to forecast. With a strong pre-COVID-19 backlog in place, we now anticipate achieving a revenue increase of approximately 21% for the first quarter of the new fiscal year, which ends May 31, 2020. This is slightly less than our prior forecasted Q1 growth, and results from a delayed shipment of 1 -2 weeks, due to COVID-19 related schedule challenges. It is also possible to forecast an improved second quarter, with revenue growth of 15% - 20% compared to last fiscal year, as our business has evolved to larger projects with longer lead times. At this time though, we don’t believe that we will be able to maintain the same pace of growth in the last two quarters of the year compared to the same period of last fiscal year, due to the current economic uncertainty coupled with lower GDP and higher unemployment. Therefore, the negative impacts of COVID-19 on our business are most likely to occur in the second half of FY2021 and first half of FY2022, unless the lockdowns ease on our customers and their consumers soon. We are continuing to work hard to accelerate our growth strategies and develop new business to offset the potential COVID-19 related declines and firmly believe that we will thrive in spite of the current economic issues due to our market leadership and successful history of developing our target markets,” concluded Dr. Coccio.

Fiscal 2020 Review (Results compared with fiscal 2019)

($ in thousands)			Change
	FY 2020	FY 2019	$	%
Net Sales	$15,355	$11,610	$3,745	32%
Gross Profit	$7,313	$5,249	2,064	39%
Gross Margin	47.6%	45.2%

Operating Income	$1,115	$82	1,033	1,260%
Operating Margin	7.3%	0.71%

Net Income	$1,107	$162	$945	583%
Net Margin	7.2%	1.4%

The introduction of several new high value machine offerings, in combination with our continued investment in application engineering capabilities, drove sales up 32% to $15,355,000, compared with the prior fiscal year.

In fiscal 2020, approximately 71% of sales originated outside of the United States and Canada. This compares with 65% in fiscal 2019. The geographic shift was mostly due to higher sales to Asian and European markets.

Gross profit and operating margins for fiscal 2020 increased to 47.6% and 7.3%, respectively, from 45.2% and 0.71%, respectively, for fiscal 2019. The higher gross profit margin reflects a strong year in providing complex coating solutions with increased applications engineering value to our customers, as well as a shift in the mix of our markets. The shift in mix reflects increased sales to the microelectronics and medical sectors, whose products contain the highest value of our applications expertise and contributed to increased margins as well.

Sono-Tek achieved net income of $1.1 million, or $0.07 per share, basic and diluted, compared with $0.06 million, or $0.01 per share, basic and diluted, in the prior year. Weighted average fully diluted common shares outstanding were 15,359,088 and 15,218,913 in fiscal 2020 and fiscal 2019, respectively.

Fourth Quarter Fiscal 2020 Review (Results compared with the fourth quarter of fiscal 2019)

($ in thousands)			Change
	FY 2020	FY 2019	$	%
Net Sales	$5,514	$2,936	$2,578	88%
Gross Profit	$2,665	$1,336	1,329	99%
Gross Margin	48.3%	45.5%

Operating Income (Loss)	$749	$(14)	763	5,450%
Operating Margin	14%	(.46%)

Net Income	$688	$61	$627	1,028%
Net Margin	12.5%	2.1%

Balance Sheet and Cash Flow Overview

Net cash generated in operating activities was $3,254,000 in fiscal 2020, compared with usage of $109,000 cash in fiscal 2019. Capital expenditures in fiscal 2020 increased to $722,000 compared with $547,000 in the prior fiscal year.

At February 29, 2020, the Company had total debt of $708,000, down $163,000 from fiscal 2019 year-end. Total debt is approximately 7% of the Company’s total capitalization and is related to the mortgage on the industrial park where the Company’s manufacturing operations are located.

Sono-Tek has a revolving credit line of $1,500,000 and a $750,000 equipment purchase facility, both of which had no outstanding borrowings at year-end.

On April 17, 2020, the Company entered into a loan transaction pursuant to which it received loan proceeds of $1,001,640 on May 8, 2020 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying companies and is administered by the U.S. Small Business Administration.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue, and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the specialty glass and portable electronics markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly revenues within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com Investor Relations: Stephanie Prince PCG Advisory (646) 762-4518 sprince@pcgadvisory.com

SONO-TEK CORPORATION

CONSOLIDATED BALANCE SHEETS

	February 29, 2020	February 28, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$3,659,551	$3,144,123
Marketable securities	4,219,240	2,365,706
Accounts receivable (less allowance of $71,000 and $46,000, respectively)	929,701	1,397,891
Inventories, net	2,381,891	1,658,016
Prepaid expenses and other current assets	153,698	395,005
Total current assets	11,344,081	8,960,741

Land	250,000	250,000
Buildings, net	1,654,061	1,731,547
Equipment, furnishings and leasehold improvements, net	1,212,578	802,932
Intangible assets, net	106,291	122,941
Deferred tax asset	176,314	332,017

TOTAL ASSETS	$14,743,325	$12,200,178

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$668,721	$585,694
Accrued expenses	1,613,409	632,706
Customer deposits	1,648,690	1,149,558
Current maturities of long term debt	169,716	162,816
Income taxes payable	70,621	6,272

Total current liabilities	4,171,157	2,537,046

Deferred tax liability	251,761	370,757
Long term debt, less current maturities	538,000	707,715

Total Liabilities	4,960,918	3,615,518

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,348,180 and 15,197,563 issued and outstanding, respectively	153,482	151,976
Additional paid-in capital	9,018,406	8,929,607
Accumulated earnings (deficit)	610,519	(496,923)

Total stockholders’ equity	9,782,407	8,584,660

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,743,325	$12,200,178

See notes to consolidated financial statements.

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	February 29, 2020	February 28, 2019

Net Sales	$15,354,619	$11,609,599
Cost of Goods Sold	8,041,378	6,361,353
Gross Profit	7,313,241	5,248,246

Operating Expenses
Research and product development	1,427,543	1,324,766
Marketing and selling	3,403,133	2,686,382
General and administrative	1,367,073	1,154,611
Total Operating Expenses	6,197,749	5,165,759

Operating Income	1,115,492	82,487

Other Income (Expense):
Interest Expense	(33,038)	(39,977)
Interest and Dividend Income	101,592	136,677
Realized gain on sale of marketable securities	—	73,699
Net unrealized loss on marketable securities	—	(100,184)
Other Income	29,401	28,732
Income before Income Taxes	1,213,447	181,434

Income Tax Expense	106,005	19,847

Net Income	$1,107,442	$161,587

Basic Earnings Per Share	$.07	$.01

Diluted Earnings Per Share	$.07	$.01

Weighted Average Shares – Basic	15,302,367	15,107,778

Weighted Average Shares – Diluted	15,359,088	15,218,913

See notes to consolidated financial statements.

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	February 29, 2020	February 28, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,107,442	$161,587
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	406,731	332,147
Stock based compensation expense	90,305	30,548
Bad debt expense	25,000	—
Inventory reserve	(77,098)	66,000
Unrealized loss on marketable securities	—	100,184
Deferred tax expense	36,707	49,743
(Increase) Decrease in:
Accounts receivable	443,190	(623,113)
Inventories	(646,777)	(369,933)
Prepaid expenses and other assets	241,307	(255,599)
(Decrease) Increase in:
Accounts payable and accrued expenses	1,063,730	(327,655)
Customer deposits	499,132	805,460
Income taxes payable	64,349	(78,349)
Net Cash Provided by (Used In) Operating Activities	3,254,018	(108,980)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(722,241)	(547,251)
Sale (purchase) of marketable securities	(1,853,534)	1,940,010
Net Cash (Used In) Provided By Investing Activities	(2,575,775)	1,392,759

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(162,815)	(156,120)
Net Cash (Used In) Financing Activities	(162,815)	(156,120)

NET INCREASE IN CASH AND CASH EQUIVALENTS	515,428	1,127,659

CASH AND CASH EQUIVALENTS:
Beginning of year	3,144,123	2,016,464
End of year	$3,659,551	$3,144,123

Supplemental Cash Flow Disclosure:

Interest Paid	$33,038	$39,977
Income Taxes Paid	$4,948	$28,178

See notes to consolidated financial statements.